Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Sean B. O’Connor

Vice President, Finance and Chief Financial Officer

LeCroy Corporation

Tel: 845-425-2000

LeCroy Reports 25% Year-over-Year Revenue Growth

for Third Quarter Fiscal 2010

Increased Volume Primarily Driven by Strong High-End Oscilloscope and Protocol Sales;

Company Reports 34% Year-over-Year Growth in Orders;

Generates $4.8 Million Cash from Operations

CHESTNUT RIDGE, NY, APRIL 28, 2010 – LeCroy Corporation (NASDAQ: LCRY), a leading supplier of oscilloscopes and serial data test solutions, today announced financial results for its fiscal third quarter ended April 3, 2010.

LeCroy reported third-quarter fiscal 2010 revenue of $33.6 million, compared with $31.0 million in the sequential second quarter of fiscal 2010 and $26.9 million in the third quarter of fiscal 2009. The Company also reported GAAP gross margin of 59.8%, GAAP operating income of $960,000, and GAAP net income of $330,000, or $0.03 per diluted share, for the third quarter fiscal 2010. This compares with GAAP gross margin of 53.1%, a GAAP operating loss of $5.2 million and GAAP net income of $1.6 million, or $0.13 per diluted share, in the year-ago period.

LeCroy reported third-quarter fiscal 2010 non-GAAP gross margin of 60.0%, which excludes $75,000 in share-based compensation expense, compared with a 55.5% third-quarter fiscal 2009 non-GAAP gross margin, which excluded $41,000 in share-based compensation and $606,000 of business realignment charges. Non-GAAP operating income was $2.9 million, which excludes $1.8 million in share-based compensation expense and a $192,000 business realignment charge, compared with $1.9 million of non-GAAP operating loss in the third quarter of fiscal 2009, which excluded $726,000 in share-based compensation and $2.6 million in business realignment charges.

Non-GAAP net income for the third quarter of fiscal 2010 was $1.9 million, or $0.15 per diluted share, which excludes $1.2 million in share-based compensation, $293,000 for the non-cash amortization of debt discount on convertible notes, and a $121,000 business realignment charge. This compares with $4.3 million of non-GAAP net income, or $0.36 per diluted share, in the third quarter of the previous year, which includes an $8.6 million gain on the extinguishment of convertible debt, and excludes $520,000 in share-based compensation, $1.8 million in business realignment charges and $443,000 in non-cash amortization of debt discount on convertible notes.

Comments on the Quarter

“LeCroy’s third-quarter fiscal 2010 performance exceeded the high end of our top- and bottom-line guidance ranges,” said LeCroy President and Chief Executive Officer Tom Reslewic. “Sales volume increased 25% year-over-year and 8% on a sequential basis, primarily driven by strength from high-end scopes. We reported non-GAAP gross margins of

60% due to increased sales of high-margin protocol products as well as the mix towards high-end oscilloscope products. Our continued sales growth, combined with our lean cost structure, contributed to year-over-year and sequential improvements in operating margins.”

“Continuing sales momentum, including a surge in demand early in the third quarter, resulted in a 34% year-over-year increase in orders,” said Reslewic. “Driven by the growing need for increasingly higher bandwidth, our high-end WaveMaster 8 Zi oscilloscopes continue to generate impressive sales. Our overall product mix contributed favorably to margins during the quarter, as our higher-margin protocol product family continued to extend its technology lead in the PCI Express Gen 3 and USB 3.0 markets.”

“During the quarter, we initiated and have now completed the restoration of all temporary salary reductions that were implemented at the start of the recession,” said Reslewic. “At the same time, we continue to tightly manage our expenses under LeCroy’s improved operating model. As a result, we surpassed our expectations and reported a non-GAAP operating margin of 8.7%. In addition, we generated $4.8 million in cash from operations in the current quarter, driven by a continued focus on working capital management, which allowed us to retire an additional $5.3 million of convertible notes.”

Outlook and Guidance

“As we close out fiscal 2010 and look toward the new fiscal year, we are optimistic that the current sales momentum will continue,” said Reslewic. “The end-markets we serve are gaining traction and we are positioned favorably with a recently refreshed product line. Our pipeline is flush with impressive products that address emerging standards and represent attractive growth opportunities for LeCroy. In addition, we will continue to focus on generating cash from operations, managing our expenses and optimizing our capital structure.”

“For the fourth quarter of fiscal 2010, we anticipate revenues in the range of $34 million to $35 million, with non-GAAP operating margins in the 8% to 9% range,” concluded Reslewic.

Conference Call Information

LeCroy will broadcast its quarterly conference call for investors live over the Internet today, Wednesday, April 28, 2010 at 10:00 a.m. ET. To access the webcast, visit the “Events Calendar” in the “Investors” section of LeCroy’s website at www.lecroy.com. The call may also be accessed by dialing (877) 709-8155 or (201) 689-8881. For interested individuals unable to join the live conference call, a webcast replay will be available on the Company’s website for approximately one year.

About LeCroy Corporation

LeCroy Corporation is a worldwide leader in serial data test solutions, creating advanced instruments that drive product innovation by quickly measuring, analyzing and verifying complex electronic signals. The Company offers high-performance oscilloscopes, serial data analyzers and global communications protocol test solutions used by design engineers in the computer, semiconductor and consumer electronics, data storage, automotive and industrial, and military and aerospace markets. LeCroy’s 45-year heritage of technical innovation is the foundation for its recognized leadership in “WaveShape Analysis” - capturing, viewing and measuring the high-speed signals that drive today’s information and communications technologies. LeCroy is headquartered in Chestnut Ridge, New York. Company information is available at http://www.lecroy.com.

Basis of Presentation

The Company’s fiscal years end on the Saturday closest to June 30, resulting in an additional week of results every five or six years. The fiscal year ending July 3, 2010 will represent a 53-week period, while the fiscal year ended June 27, 2009 represented a 52-week period. Therefore, the first three quarters of fiscal 2010 was a 40-week period compared with a 39-week period for the first three quarters of fiscal 2009.

Effective at the beginning of fiscal 2010, the Company adopted new accounting guidance for convertible debt instruments that may be settled in cash upon conversion, including partial cash settlement (formerly “FSP APB No. 14-1”), which requires that issuers of convertible debt instruments separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. A portion of the carrying value of the $72 million 4% convertible notes (approximately $17.9 million) was retroactively reclassified to equity as of its October 2006 issuance date, representing the equity component of the proceeds from the notes. The discount is being accreted to interest expense over a five-year period. The new accounting pronouncement required retroactive application; consequently, the prior-year amounts have been revised.

Safe Harbor

This release contains forward-looking statements, including those pertaining, but not limited to expectations regarding: sales being driven by the industry’s growing need for increasingly higher bandwidth; protocol product-family continuing to extend its technology lead in the PCI Express Gen 3 and USB 3.0 markets; the Company’s plans to continue to tightly manage its expenses under LeCroy’s improved operating model; optimism that LeCroy’s current sales momentum will continue; LeCroy’s belief that the end-markets it serves are gaining traction and that it is positioned favorably with a recently refreshed product line; the Company’s belief that its pipeline is flush with impressive products that address emerging standards and represent attractive growth opportunities; LeCroy’s focus on generating cash from operations, managing its expenses and optimizing its capital structure; and LeCroy’s anticipation of revenues for the fourth quarter of fiscal 2010 in the range of $34 million to $35 million, with non-GAAP operating margins in the range of 8% to 9%.

Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties including, without limitation, adverse changes in general economic or political conditions in any of the major countries in which LeCroy does business; volume and timing of orders received; changes in the mix of products sold; competitive pricing pressure; the availability and timing of funding for the Company’s current products; delays in development or shipment of LeCroy’s new products or existing products; introduction of new products by existing and new competitors; failure to successfully manage transitions to new markets; failure to anticipate and develop new products and services in response to changes in demand; failure to obtain and maintain cost reductions; difficulty in predicting revenue from new products; disputes and litigation; inability to protect LeCroy’s intellectual property from third-party infringers; failure to manage LeCroy’s sales and distribution channels effectively; disruption of LeCroy’s business due to catastrophic events; risks associated with international operations; fluctuations in foreign currency exchange rates; changes in, or interpretations of, accounting principles; inventory write-down; impairment of long-lived assets; valuation of deferred tax assets; unanticipated changes in, or interpretations of, tax rules and regulations; LeCroy’s inability to attract and retain key personnel; LeCroy’s inability to purchase its convertible debt; and interruptions or terminations in LeCroy’s relationships with turnkey assemblers.

For further discussion of these and other risks and uncertainties, individuals should refer to LeCroy’s SEC filings, which are available at the Company’s website www.lecroy.com. The financial information set forth in this press release reflects estimates based on information available at this time. These amounts could differ from actual reported amounts stated in LeCroy’s Quarterly Report on Form 10-Q for the third quarter ended April 3, 2010, which the Company expects to file in May 2010.

LeCroy undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Further information on potential factors that could affect LeCroy Corporation’s business is described in the Company’s reports on file with the SEC.

Use of Non-GAAP Financial Measures

Certain disclosures in this press release include “non-GAAP financial measures.” A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance, financial position or cash flows that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in the Consolidated Balance Sheets, Consolidated Statements of Operations or Cash Flows of the Company.

The non-GAAP results are a supplement to the financial statements based on generally accepted accounting principles (“GAAP”). The Company believes this presentation provides investors and LeCroy management with additional insight into its underlying results because of the materiality of certain primarily non-cash charges. The Company excludes these expenses when evaluating core operating activities and for strategic decision making, forecasting future results and evaluating current performance.

We define non-GAAP gross profit as gross profit as reported under GAAP plus non-cash charges for inventory write-down, share-based compensation costs included in cost of revenues, incremental cost of revenues related to the fair value adjustment for the acquired Catalyst inventory and business realignment charges. Non-GAAP gross margin is computed as non-GAAP gross profit as a percentage of total revenues. Non-GAAP gross profit and non-GAAP gross margin are not substitutes for comparable GAAP measures.

We define non-GAAP operating income (loss) as operating income (loss) reported under GAAP plus primarily non-cash charges for impairment of goodwill, inventory write-down, incremental cost of revenue related to the fair value adjustment for the acquired Catalyst inventory, share-based compensation costs and business realignment charges. Non-GAAP operating income (loss) is not a substitute for GAAP operating income (loss).

We define non-GAAP net income as net income (loss) reported under GAAP plus primarily non-cash charges for impairment of goodwill, inventory write-down, incremental cost of revenue related to the fair value adjustment for the acquired Catalyst inventory, share-based compensation costs, business realignment charges and amortization of debt discount on convertible notes, each net of applicable income taxes, such that the effective blended statutory rate, for non-GAAP net income is approximately 31.5% and 38%, on a year-to-date basis, adjusted for tax return filing true-ups and reserve adjustments, for each of the full fiscal 2009 and 2010 years, respectively. Non-GAAP net income is not a substitute for GAAP net income (loss).

We define non-GAAP net income per diluted common share as non-GAAP net income divided by the weighted average number of shares outstanding plus the dilutive effect of stock options, restricted stock and the convertible notes, calculated consistent with GAAP, as applicable. Non-GAAP net income per diluted common share is not a substitute for GAAP net income (loss) per diluted common share.

Non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income (loss), non-GAAP operating margin, non-GAAP net income and non-GAAP net income per diluted common share, as we defined them, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define such non-GAAP measures in the same manner. A presentation of, and a reconciliation of, our non-GAAP financial measures with the most directly comparable GAAP measures are included in the accompanying financial data.

LeCROY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Quarter Ended		Three Quarters Ended
In thousands, except per share data	April 3, 2010 (13 weeks)	March 28, 2009 * (13 weeks)	April 3, 2010 (40 weeks)	March 28, 2009 * (39 weeks)

Revenues:
Test and measurement products	$31,150	$24,725	$85,341	$100,103
Service and other	2,433	2,198	7,241	6,651

Total revenues	33,583	26,923	92,582	106,754

Cost of revenues:
Share-based compensation	75	41	191	102
Other costs of revenues	13,427	12,580	38,465	49,047

	13,502	12,621	38,656	49,149

Gross profit	20,081	14,302	53,926	57,605

Operating expenses:
Selling, general and administrative:
Share-based compensation	1,338	419	2,695	1,073
Other selling, general and administrative expenses	10,551	10,933	28,264	35,701

	11,889	11,352	30,959	36,774

Research and development:
Share-based compensation	347	266	849	586
Other research and development expenses	6,885	7,919	19,341	24,211

	7,232	8,185	20,190	24,797

Impairment of goodwill	—	—	—	105,771

Total operating expenses	19,121	19,537	51,149	167,342

Operating income (loss)	960	(5,235)	2,777	(109,737)

Other income (expense):
Gain on extinguishment of convertible debt, net of issue cost write-off	150	8,597	761	8,889
Interest income	2	19	31	80
Interest expense	(780)	(896)	(2,423)	(2,662)
Amortization of debt discount on convertible notes	(543)	(743)	(1,753)	(2,262)
Other, net	109	242	(161)	531

Other (expense) income, net	(1,062)	7,219	(3,545)	4,576

(Loss) income before income taxes	(102)	1,984	(768)	(105,161)
(Benefit) provision for income taxes	(432)	419	(335)	(549)

Net income (loss)	$330	$1,565	$(433)	$(104,612)

Net income (loss) per common share
Basic	$0.03	$0.13	$(0.03)	$(8.75)
Diluted	$0.03	$0.13	$(0.03)	$(8.75)

Weighted average number of common shares:
Basic	12,476	12,037	12,373	11,960
Diluted	12,678	12,098	12,373	11,960

*	Adjusted for the retrospective adoption of new accounting guidance related to convertible debt instruments that may be settled in cash upon conversion, in the first quarter of fiscal 2010.

LeCROY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

In thousands	April 3, 2010	June 27, 2009*

ASSETS
Current assets:
Cash and cash equivalents	$8,721	$6,413
Accounts receivable, net	25,511	25,209
Inventories, net	30,665	34,987
Other current assets	10,865	11,564

Total current assets	75,762	78,173

Property and equipment, net	20,250	21,817
Intangible assets, net	432	502
Other non-current assets	7,766	7,186

TOTAL ASSETS	$104,210	$107,678

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,607	$14,169
Accrued expenses and other current liabilities	12,775	12,983

Total current liabilities	25,382	27,152

Long-term bank debt	20,000	17,500
Convertible notes, net of unamortized discount of $3,578 and $6,277 respectively	36,072	42,073
Deferred revenue and other non-current liabilities	3,541	3,635

Total liabilities	84,995	90,360

Stockholders’ equity	19,215	17,318

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$104,210	$107,678

*	Adjusted for the retrospective adoption of new accounting guidance related to convertible debt instruments that may be settled in cash upon conversion, in the first quarter of fiscal 2010.

LeCROY CORPORATION

RECONCILIATION OF REPORTED GAAP RESULTS

TO NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

	Quarter Ended		Three Quarters Ended
	April 3, 2010	March 28, 2009 *	April 3, 2010	March 28, 2009 *
In thousands	(13 Weeks)	(13 Weeks)	(40 weeks)	(39 weeks)

GAAP gross profit, as reported	$20,081	$14,302	$53,926	$57,605

Non GAAP adjustments:
Charge for write-down of inventory	—	—	—	2,736
Share-based compensation	75	41	191	102
Incremental cost of sales related to fair-value adjustment to inventory	—	—	—	16
Business realignment charges	—	606	—	661

Non GAAP gross profit	$20,156	$14,949	$54,117	$61,120

	Quarter Ended		Three Quarters Ended
	April 3, 2010	March 28, 2009 *	April 3, 2010	March 28, 2009 *
In thousands	(13 Weeks)	(13 Weeks)	(40 weeks)	(39 weeks) *

GAAP operating income (loss), as reported	$960	$(5,235)	$2,777	$(109,737)

Non GAAP adjustments:
Charge for write-down of inventory	—	—	—	2,736
Charge for impairment of goodwill	—	—	—	105,771
Share-based compensation	1,760	726	3,735	1,761
Incremental cost of sales related to fair-value adjustment to inventory	—	—	—	16
Business realignment charges	192	2,644	321	4,115

Non GAAP operating income (loss)	$2,912	$(1,865)	$6,833	$4,662

	Quarter Ended		Three Quarters Ended
	April 3, 2010	March 28, 2009 *	April 3, 2010	March 28, 2009 *
In thousands	(13 Weeks)	(13 Weeks)	(40 weeks)	(39 weeks) *

GAAP net income (loss), as reported	$330	$1,565	$(433)	$(104,612)

After-tax effect of Non GAAP adjustments:
Charge for write-down of inventory	—	—	—	1,915
Charge for impairment of goodwill	—	—	—	105,083
Share-based compensation	1,174	520	2,727	1,610
Incremental cost of sales related to fair-value adjustment to inventory	—	—	—	11
Business realignment charges	121	1,811	207	2,841
Non-cash amortization of debt discount on convertible notes	293	443	1,103	1,359

Non GAAP net income	$1,918	$4,339	$3,604	$8,207

	Quarter Ended		Three Quarters Ended
	April 3, 2010	March 28, 2009 *	April 3, 2010	March 28, 2009 *
In thousands, except per share data	(13 Weeks)	(13 Weeks)	(40 weeks)	(39 weeks) *

Net income (loss) per common share
Diluted, as reported	$0.03	$0.13	$(0.03)	$(8.75)
Diluted, non GAAP	$0.15	$0.36	$0.29	$0.68

Weighted average number of common shares:
Diluted, as reported	12,678	12,098	12,373	11,960
Diluted, non GAAP	12,678	12,098	12,572	12,079

*	Adjusted for the retrospective adoption of new accounting guidance related to convertible debt instruments that may be settled in cash upon conversion, in the first quarter of fiscal 2010.